Exhibit 99.1

FOR IMMEDIATE RELEASE

FAIRMOUNT SANTROL ANNOUNCES DEBT REPURCHASE

CHESTERLAND, Ohio – November 29, 2016 – Fairmount Santrol (NYSE:FMSA), a leading provider of high-performance sand and sand-based products, today announced that it has repurchased $213.0 million of term loans outstanding under its existing credit agreement at a discount through a Dutch auction. The Company repurchased $37.9 million of Extended Term B-1 Loans and $175.1 million of Term B-2 Loans both due September 2019. The term loans were repurchased at an average of 96.3% of par and the total cash paid to repurchase this debt was $205.1 million, plus accrued interest. The related net gain on this debt repurchase will be recognized in the three months ended December 31, 2016.

Following the transaction, the Company has approximately $118 million of Extended Term B-1 Loans and $721 million of Term B-2 Loans outstanding with both due September 2019.

“We are pleased with our ability to successfully execute another essential step in our phased approach to reducing our leverage and improving our capital structure,” commented Michael F. Biehl, Executive Vice President and Chief Financial Officer. “Our improved liquidity position enabled us to take advantage of market conditions and repurchase the debt below par, and the reduced principal amounts will save $9.6 million in interest payments annually.”

About Fairmount Santrol

Fairmount Santrol is a leading provider of high-performance sand and sand-based products used by oil and gas exploration and production companies to enhance the productivity of their wells. The Company also provides high-quality products, strong technical leadership and applications knowledge to end users in the foundry, building products, water filtration, glass, and sports and recreation markets. Its extensive logistics capabilities include a wide-ranging network of distribution terminals and railcars that allow the Company to effectively serve customers wherever they operate. As one of the nation’s longest continuously operating mining organizations, Fairmount Santrol has developed a strong commitment to all three pillars of sustainable development, People, Planet and Prosperity. Correspondingly, the Company’s motto and action orientation is: “Do Good. Do Well.”

Investor contact:

Sharon Van Zeeland

440-279-0204

Sharon.VanZeeland@fairmountsantrol.com

Media contact:

Kristin Lewis

440-279-0245

Kristin.Lewis@fairmountsantrol.com

Source: Fairmount Santrol